Exhibit 3.2

CERTIFICATE OF CORRECTION

TO

CERTIFICATE OF AMENDMENT

OF

APEX GLOBAL BRANDS INC.

Apex Global Brands Inc. (formerly known as Cherokee Inc.), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify that:

1.	The name of the corporation is Apex Global Brands Inc. (formerly known as Cherokee Inc.) (the “Corporation”).

2.

The Corporation filed a Certificate of Amendment of Certificate of Incorporation (the “Certificate”) of the Corporation with the Secretary of State of Delaware on June 11, 2019, and that said Certificate requires correction as permitted by Section 103 of the DGCL.

3.	The inaccuracy or defect of said Certificate to be corrected is as follows:

Due to clerical error, the Certificate inadvertently omitted a sentence stating that the Certificate is to become effective on June 27, 2019.

4.	The Certificate is corrected to add the following as new paragraph 4:

“4. This Certificate of Amendment shall become effective on June 27, 2019.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction to Certificate of Amendment as of June 26, 2019.

APEX GLOBAL BRANDS INC.

By:	/s/ Henry Stupp
Henry Stupp, Chief Executive Officer